Registration Statement No. 333-170331
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated March 9, 2012
(To Prospectus dated November 4, 2010)

Pricing Term Sheet

Floating Rate Notes due 2014

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated March 9, 2012 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated November 4, 2010, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-170331.

Issuer:	The Coca-Cola Company

Security:	Floating Rate Notes due March 14, 2014

Offering Format:	SEC Registered

Principal Amount:	$1,000,000,000

Maturity Date:	March 14, 2014

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based at 3-month LIBOR - 0.05%

Price to Public:	100.000% of principal amount

Spread to Benchmark:	3-month LIBOR - 0.05%

Reference Rate:	Three-month LIBOR

Interest Payment And Reset Dates:	Quarterly on March 14, June 14, September 14, and December 14, commencing on June 14, 2012

Make-Whole Call:	None

Day Count Convention:	Actual / 360

Trade Date:	March 9, 2012

Settlement Date:	March 14, 2012 (T+3)

CUSIP / ISIN:	191216 AW0 / US191216AW09

Denominations:	$2,000 x $1,000

Expected Ratings:	Aa3 (Stable Outlook) by Moody’s Investors Service, Inc. A+ (Positive Outlook) by Standard & Poor’s Ratings

Services A+ (Stable Outlook) by Fitch Ratings

Underwriters:

Bookrunners:

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC

Co-Managers:

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

Standard Chartered Bank

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1 (800) 503-4611, HSBC Securities (USA) Inc. at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or UBS Securities LLC at 1-877-827-6444 (extension 561-3884)

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.